EXHIBIT 99.1

Exactech Q2 Revenue Up 8% to $66.1 Million. Net Income up 20% to $4.4 Million. Diluted EPS $0.31 vs. $0.26.

Gainesville, FL. – August 1, 2016 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, today announced revenue of $66.1 million for the second quarter of 2016, an 8% increase from $61.5 million in the second quarter of 2015. On a constant currency basis, revenue was up 7%. Net income increased 20% to $4.4 million, or $0.31 per diluted share, compared to $3.7 million, or $0.26 per diluted share, in the same quarter a year ago.

Second Quarter Segment Performance

The following are company revenue results, as well as adjusted revenue comparisons on a constant currency basis:

•	Extremity implant revenue increased 18% to $24.2 million, an 18% constant currency increase
•	Knee implant revenue increased 1% to $19.2 million, flat on constant currency
•	Hip implant revenue increased 13% to $12.4 million, a 12% constant currency increase
•	Biologic and Spine revenue decreased 7% to $5.4 million, an 8% constant currency decrease
•	Other revenue decreased 6% to $4.9 million, an 8% constant currency decrease

Six Months Highlights and Segment Performance

For the first six months of 2016, revenue was $131.4 million, an increase of 7% over $122.9 million for the comparable period last year. On a constant currency basis, revenue for the first half of 2016 was also up 7%. Net income for the first six months of 2016 increased 13% to $8.8 million, or $0.62 per diluted share compared to $7.8 million, or $0.55 per diluted share, for the first six months of 2015. First six month product revenues were as follows:

•	Extremity implant revenue increased 16% to $48.4 million, a 17% constant currency increase
•	Knee implant revenue increased 3% to $38.6 million, a 3% constant currency increase
•	Hip implant revenue increased 8% to $23.7 million, an 8% constant currency increase
•	Biologic and Spine revenue decreased 2% to $10.8 million, a 1% constant currency decrease
•	Other revenue decreased 10% to $9.9 million, a 10% constant currency decrease

Management Comment

Exactech CEO and President David Petty said, “We are pleased with our first half performance, which was led by our shoulder and hip implant revenues as demand continued to be strong. Revenues from shoulder implants, our largest operating segment, were up 16% in the first six months and up 18% in the second quarter, which we believe indicate good momentum going forward. Similarly, hip sales were up 8% for the first six months with a strong 13% gain in the second quarter, continuing to reflect the success of our revision hip stem release.  Knee revenue was up 3% for the first six months and rose 1% in the quarter. Our strengthened sales team is performing well, and we are continuing to attract new customers. We are continuing to invest aggressively in R&D focused on both new products and innovative production capabilities.

“Worldwide sales increased 7% to $131.4 million for the first half of 2016.  U.S. sales were up 8% to $89.2 million compared with $82.5 million in the first six months a year ago. International sales increased 5% to $42.2 million. U.S. sales for the second quarter of 2016 were up 8% to $44.6 million compared with $41.3 million in the second quarter a year ago. International sales increased 7% to $21.5 million from $20.2 million in the second quarter of 2015. U.S. sales represented 67% of total, sales and international sales represented 33% of total sales during the second quarter.

"Our sales channel development, particularly in the U.S., in combination with contributions from new product launches, is creating revenue growth momentum for Exactech. We continue to build inventory for the revision hip, knee and shoulder systems that are being launched this year. Those products contributed modestly to growth in the first six months. We hope to accelerate that in the second half. We returned to industry leading growth with our Equinoxe shoulder product line and look forward to doing first cases with the Vantage total ankle in the second half of the year. Hip growth momentum is strong as we have gained traction with the Alteon tapered wedge hip stem and Integrip porous metal acetabular component,” Petty said.

Chief Financial Officer Jody Phillips said, “Gross margins increased to 69.3% from 68.6% for the second quarter a year ago, primarily due to the strength in our U.S. Extremity revenues, which carry higher margins. Total operating expenses for the quarter increased 9% to $39.2 million; however, as a percentage of sales, remained at 59% for the second quarter of 2016.  Sales and marketing expenses increased 11% to $23.8 million, most notably due to ongoing investments in the U.S. sales organization.  General and administrative expenses decreased 2% in the second quarter to $5.6 million and research and development expenses increased 16% to $5.3 million during the second quarter.”

Looking forward, Exactech increased its 2016 revenue guidance to $253-$258 million and its diluted EPS target to $1.15–$1.19. For the third quarter ending September 30, 2016, the company anticipates revenues of $58-$60 million and diluted EPS of $0.21-$0.23. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call

The company will hold a conference call with CEO David Petty and key members of the management team on Tuesday, August 2nd at 10:00 a.m. Eastern Time. The call will cover Exactech’s second quarter 2016 results. Mr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-430-8709 any time after 9:50 a.m. Eastern on August 2nd. International and local callers should dial 1-719-325-2361. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=120383. This call will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC

---MORE---

EXACTECH INC.

filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Non-GAAP financial measures – Because we operate internationally, we present the percentage change in sales by reporting segment on a constant currency basis, which is a non-GAAP financial measure.  We calculate this change on a constant currency basis by translating current period sales at the comparable average historical exchange rates for the same period in the prior year. We believe that presenting the percentage change in sales on a constant currency basis assists in the understanding of actual sales fluctuations by excluding the impact of foreign currency fluctuations.

Investor contacts Jody Phillips Executive Vice President of Finance & Chief Financial Officer 352-377-1140	Julie Marshall or Frank Hawkins Hawk Associates 305-451-1888 E-mail: EXAC@hawkassociates.com
Media contact Priscilla Bennett Vice President, Corporate & Marketing Communication 352-377-1140

---MORE---

EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,052	$12,713
Trade receivables, net of allowances of $1,239 and $1,011	54,143	52,442
Prepaid expenses and other assets, net	4,155	2,552
Income taxes receivable	312	486
Inventories, current	74,913	71,429
Total current assets	143,575	139,622

PROPERTY AND EQUIPMENT:
Land	4,505	4,494
Machinery and equipment	38,595	37,008
Surgical instruments	131,489	123,533
Furniture and fixtures	4,722	4,655
Facilities	21,322	20,348
Projects in process	1,835	1,218
Total property and equipment	202,468	191,256
Accumulated depreciation	(98,142)	(96,713)
Net property and equipment	104,326	94,543

OTHER ASSETS:
Deferred financing and deposits, net	891	858
Deferred tax assets	777	--
Non-current inventory	11,459	8,995
Product licenses and designs, net	10,614	11,121
Patents and trademarks, net	1,293	1,426
Customer relationships, net	589	92
Goodwill	22,265	18,850
Total other assets	47,888	41,342
TOTAL ASSETS	$295,789	$275,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,888	$13,932
Income taxes payable	950	603
Accrued expenses	11,096	9,498
Other current liabilities	2,768	792
Total current liabilities	30,702	24,825

LONG-TERM LIABILITIES:
Deferred tax liabilities	423	443
Long-term debt, net of current portion	20,000	16,000
Other long-term liabilities	5,787	5,850
Total long-term liabilities	26,210	22,293
Total liabilities	56,912	47,118

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	143	142
Additional paid-in capital	85,156	81,963
Treasury Stock	(3,042)	--
Accumulated other comprehensive loss, net of tax	(10,438)	(11,986)
Retained earnings	167,058	158,270
Total shareholders’ equity	238,877	228,389

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$295,789	$275,507

---MORE---

EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Six Month Periods
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015
NET SALES	$ 66,124	$ 61,493	$ 131,422	$ 122,869

COST OF GOODS SOLD	20,268	19,334	40,636	37,976
Gross profit	45,856	42,159	90,786	84,893

OPERATING EXPENSES:
Sales and marketing	23,835	21,464	47,154	43,314
General and administrative	5,640	5,776	11,554	11,623
Research and development	5,329	4,602	10,399	9,131
Depreciation and amortization	4,410	4,182	8,734	8,624
Total operating expenses	39,214	36,024	77,841	72,692

INCOME FROM OPERATIONS	6,642	6,135	12,945	12,201

OTHER INCOME (EXPENSE):
Interest income	2	2	6	4
Other income (loss)	32	37	72	65
Interest expense	(268)	(275)	(530)	(577)
Foreign currency exchange (loss) gain	98	(557)	592	(759)
Total other income (expenses)	(136)	(793)	140	(1,267)

INCOME BEFORE INCOME TAXES	6,506	5,342	13,085	10,934

PROVISION FOR INCOME TAXES	2,120	1,681	4,297	3,161

NET INCOME	$ 4,386	$ 3,661	$ 8,788	$ 7,773

BASIC EARNINGS PER SHARE	$ 0.31	$ 0.26	$ 0.62	$ 0.56

DILUTED EARNINGS PER SHARE	$ 0.31	$ 0.26	$ 0.62	$ 0.55

SHARES - BASIC	14,112	13,947	14,084	13,965

SHARES - DILUTED	14,298	14,167	14,243	14,203

*****

EXACTECH INC.